Global Self Storage Reports First Quarter 2017 Results

New York, NY – May 15, 2017 – Global Self Storage, Inc. (NASDAQ: SELF), a real estate investment trust (REIT) that owns and operates self storage facilities, reported results for the first quarter of 2017.

Q1 2017 vs. Q1 2016* Highlights
•	Same-store revenues increased 9.9% to $1.26 million.
•	Same-store NOI increased 17.8% to $762,000.
•	Combined store (same-store and non same-store) revenues increased 53.0% to $1.75 million.
•	Combined store net operating income ("NOI") increased 64.4% to $1.06 million.
•	Combined leasable square footage at quarter end increased 55.5% to 755,000.
•	Funds From Operations ("FFO") and Funds From Operations, as Adjusted ("AFFO") totaled $0.06 and $0.06 per common share, respectively for the quarter ended March 31, 2017.
•	Maintained quarterly dividend of $0.065 per common share.
Management Commentary
"Building off the strong performance we generated in 2016, Q1 marked another solid quarter for us," said president and chief executive officer of Global Self Storage, Mark C. Winmill. "Same-store revenues and NOI experienced double-digit year-over-year growth, while our FFO and AFFO came in higher than anticipated."

"We believe these results reaffirm our strategy of focusing on secondary and tertiary cities in target markets that aren't as impacted by new development activity as compared to primary markets and urban centers. This geographic focus has not only shaped our strategy from the beginning, but has also set us apart from our competitors, enabling us to capitalize on undermanaged, but well-located and attractive self storage facilities often with expansion potential."

"Going forward, we will continue to focus on the initiatives that have led to our success, such as leveraging our internet and digital marketing capabilities, driving stronger referral and word-of-mouth demand, and attracting high-quality tenants through our unique emphasis on tenant creditworthiness. At the same time, we will be opportunistically searching for ways to supplement this organic growth through strategic acquisition opportunities, where our professional management can improve revenue rate management, increase occupancy rates, and expand leasable square footage. We remain confident that this two-pronged executional approach will position us for continued growth and profitability."

Same-Store Results for the First Quarter of 2017
The company's same-store portfolio for the first quarter of 2017 included seven of its eleven stores, representing 72% of store NOI for the quarter.

For the first quarter of 2017, same-store revenues increased 9.9% to $1.26 million compared with $1.14 million for the first quarter in 2016. The increase was driven primarily by an 11.0% increase in net leased square footage.

Same-store operating expenses in the first quarter of 2017 totaled $495,000 compared with $497,000 in the first quarter of 2016. The decrease was primarily driven by lower marketing and administrative expenses, which were partially offset by increases in store level employment costs, utilities, and repair and maintenance expenses.

For the first quarter of 2017, same-store NOI increased 17.8% to $762,000 compared with $646,000 for the first quarter of 2016. The increase was attributable to, among other things, the increase in same-store revenues which was offset by a decrease in same-store operating expenses.

Same-store occupancy at March 31, 2017 increased 1.2% to 89.3% from 88.1% at March 31, 2016. This includes the impact from the Bolingbrook expansion project completed in November 2016. Excluding the additional vacancy created in this store, ending occupancy would have been 93.1% at March 31, 2017.

Combined Same-Store and Non Same-Store Results for the First Quarter of 2017
For the first quarter of 2017, combined store revenues increased 53.0% to $1.75 million compared with $1.14 million for the first quarter of 2016. The increase was driven by, among other things, a 58.9% increase in net leased square footage at the period end when compared to one year ago, as well as the results of the company's revenue rate management program.

Combined store operating expenses in the first quarter of 2017 totaled $686,000 compared with $497,000 in the first quarter of 2016. The increase was driven primarily by higher marketing expenses, repair and maintenance expenses, employee health plan expenses, and property taxes, which were partially offset by decreases in professional, administrative, and lien administration costs.

For the first quarter of 2017, combined store NOI increased 64.4% to $1.06 million compared with $646,000 for the first quarter of 2016. The increase was a result of, among other things, the increase in combined revenues which was partially offset by an increase in combined operating expenses.

Company Operating Results for the First Quarter of 2017
General and administrative expenses totaled $411,000 during the first quarter of 2017 compared with $351,000 during the prior quarter and $311,000 during the first quarter of 2016. The year-over-year increase was primarily driven by higher legal, accounting, compliance, consulting, and Nasdaq listing fees.

Business development and property acquisition costs for the first quarter of 2017 totaled $6,000 compared with $0 for the first quarter of 2016.

Interest expense for the first quarter of 2017 was $220,000 compared with $0 for the first quarter of 2016 resulting from the company's property-secured $20 million loan in June 2016.

FFO totaled approximately $435,000, or $0.06 per common share, while AFFO totaled approximately $441,000, or $0.06 per common share, for the first quarter of 2017.

Net loss totaled approximately $14,000, or $0.00 per common share, in the first quarter of 2017.

FFO and AFFO

Dividends
On March 1, 2017, the company declared a quarterly dividend of $0.065 per common share, consistent with the quarterly dividend from a year ago and last quarter.

Balance Sheet
At March 31, 2017, cash, cash equivalents, and marketable securities totaled $4.3 million compared with $7.9 million at March 31, 2016.

For more information on the company's quarterly results, including financial tables, please refer to the company's Quarterly Report on Form 10-Q for the first quarter of 2017 filed with the Securities and Exchange Commission today.

* For comparability purposes, the combined store and same-store information for the period from January 1, 2016 to January 18, 2016 (when the company was an investment company) and for the period from January 19, 2016 through March 31, 2016 (following the company's change to an operating company) are presented combined for the first quarter of 2016 throughout this press release. Management believes this presentation is more meaningful to readers as there was no significant change in revenue streams and other financial metrics or non-financial statistical information as a result of our change in status from an investment company to an operating company. The comparative presentation above of "Company Operating Results for the First Quarter of 2017" and "FFO and AFFO" is for the period from January 19, 2016 to March 31, 2016 versus the three months ended March 31, 2017.

About Global Self Storage
Global Self Storage, Inc. is a self-administered and self-managed REIT focused on the ownership, operation, acquisition, development and redevelopment of self storage facilities in the United States. The company's self storage facilities are designed to offer affordable, easily accessible and secure storage space for residential and commercial customers. It currently owns and operates, through its wholly owned subsidiaries, eleven self storage properties located in Connecticut, Illinois, Indiana, New York, Ohio, Pennsylvania, and South Carolina. For more information, go to http://ir.globalselfstorage.us/ or visit our self storage customer site at www.globalselfstorage.us.

Non-GAAP Financial Measures
This press release contains certain non-GAAP financial measures.  FFO and FFO per share are non-GAAP measures defined by the National Association of Real Estate Investment Trusts ("NAREIT") and are considered helpful measures of REIT performance by REITs and many REIT analysts. NAREIT defines FFO as a REIT's net income, excluding gains or losses from sales of property, and adding back real estate depreciation and amortization. FFO and FFO per share are not a substitute for net income or earnings per share. FFO is not a substitute for GAAP net cash flow in evaluating our liquidity or ability to pay dividends, because it excludes financing activities presented on our statements of cash flows. In addition, other REITs may compute these measures differently, so comparisons among REITs may not be helpful. However, the company believes that to further understand the performance of its stores, FFO should be considered along with the net income and cash flows reported in accordance with GAAP and as presented in the company's financial statements.

AFFO represents FFO excluding the effects of business development and acquisition related costs and non-recurring items, which we believe are not indicative of the company's operating results. We present AFFO because we believe it is a helpful measure in understanding our results of operations insofar as we believe that the items noted above that are included in FFO, but excluded from AFFO, are not indicative of our ongoing operating results. We also believe that the analyst community considers our AFFO (or similar measures using different terminology) when evaluating us.  Because other REITs or real estate companies may not compute AFFO in the same manner as we do, and may use different terminology, our computation of AFFO may not be comparable to AFFO reported by other REITs or real estate companies.

We believe net operating income or "NOI" is a meaningful measure of operating performance because we utilize NOI in making decisions with respect to, among other things, capital allocations, determining current store values, evaluating store performance, and in comparing period-to-period and market-to-market store operating results. In addition, we believe the investment community utilizes NOI in determining operating performance and real estate values, and does not consider depreciation expense because it is based upon historical cost. NOI is defined as net store earnings before general and administrative expenses, interest, taxes, depreciation, and amortization.

NOI is not a substitute for net income, net operating cash flow, or other related GAAP financial measures, in evaluating our operating results.
Same-Store Self Storage Operations Definition
We consider our same-store portfolio to consist of only those stores owned and operated on a stabilized basis at the beginning and at the end of the applicable periods presented. We consider a store to be stabilized once it has achieved an occupancy rate that we believe, based on our assessment of market-specific data, is representative of similar self-storage assets in the applicable market for a full year measured as of the most recent January 1 and has not been significantly damaged by natural disaster or undergone significant renovation. Same-store occupancy includes the impact from expansion projects at those stores. We believe that same-store results are useful to investors in evaluating our performance because they provide information relating to changes in store-level operating performance without taking into account the effects of acquisitions, dispositions or new ground-up developments. At March 31, 2017, we owned 7 same-store facilities and 4 non same-store facilities. The company believes that by providing same-store results from a stabilized pool of stores, with accompanying operating metrics including, but not limited to variances in occupancy, rental revenue, operating expenses, NOI, etc., stockholders and potential investors are able to evaluate operating performance without the effects of non-stabilized occupancy levels, rent levels, expense levels, acquisitions or completed developments.  Same-store results should not be used as a basis for future same-store performance or for the performance of the company's stores as a whole.

Cautionary Note Regarding Forward Looking Statements
Certain information presented in this press release may contain "forward-looking statements" within the meaning of the federal securities laws. Forward looking statements include statements concerning the company's plans, objectives, goals, strategies, future events, future revenues or performance, capital expenditures, financing needs, plans or intentions, and other information that is not historical information. In some cases, forward looking statements can be identified by terminology such as "believes," "expects," "estimates," "may," "will," "should," "anticipates" or "intends," or the negative of such terms or other comparable terminology, or by discussions of strategy. The company may also make additional forward looking statements from time to time. All such subsequent forward-looking statements, whether written or oral, by the company or on its behalf, are also expressly qualified by these cautionary statements. All forward-looking statements, including without limitation, the company's examination of historical operating trends and estimates of future earnings, are based upon the company's current expectations and various assumptions. The company's expectations, beliefs and projections are expressed in good faith and it believes there is a reasonable basis for them, but there can be no assurance that the company's expectations, beliefs and projections will result or be achieved. All forward looking statements apply only as of the date made. The company undertakes no obligation to publicly update or revise forward looking statements which may be made to reflect events or circumstances after the date made or to reflect the occurrence of unanticipated events. The amount, nature, and/or frequency of dividends paid by the company may be changed at any time without notice.

Contacts:
Global Self Storage, Inc.
Mark C. Winmill
President and Chief Executive Officer
mwinmill@globalselfstorage.us
1-212-785-0900, ext. 201

Liolios Investor Relations
Scott Liolios or Najim Mostamand
SELF@liolios.com
1-949-574-3860

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